Form 8-K

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 17, 2011
Date of Report (Date of earliest event reported)

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INTERNATIONAL COMMERCIAL TELEVISION INC.
(Exact name of registrant as specified in its charter)

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Nevada	0-49638	76-0621102
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification Number)

487 Devon Park Drive, Suite 212
Wayne, PA 19087
(Address of principal executive offices)

206-780-8203
Registrant’s telephone number, including area code.

299 Madison Avenue N. Suite C
Bainbridge Island, WA 98110
(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES

We issued a total of 1,600,000 shares of our common stock and an equal number of Warrants in a private placement of common stock and warrants in December 2007.  In the purchase agreement, the investors bought their stock at $2.20 per share, received warrants to purchase an equal number of shares at $3.00 per share, and were granted certain anti-dilution rights, which would essentially re-price their purchase if we later sold shares at a lower price.  At our current stock price, the anti-dilution provisions essentially precluded our raising capital through sales of our stock.

In order to prepare for recapitalizing the company, we requested that the investors waive their anti-dilution rights.  One of the requirements for us to obtain the requested waivers was to reduce the warrant exercise price to more closely reflect our current stock price.  The result of our negotiations with the investors was a reduction in the warrant exercise price to $.10 per share for those warrants exercised promptly, and a reduction in the warrant exercise price to $.40 per share for most of the remaining warrants.

Beginning as of January 6, 2011, various warrant holders began exercising their warrants at $.10 per share.  As of the date of this report, a total of 941,791 warrants have been exercised, with proceeds of $94,179 received by the company.  We expect that additional warrants will be exercised in the near term, bringing the total number of warrants exercised to approximately 1,125,000, bringing a total of approximately $112,500 in proceeds to the company.

The issuance of stock upon exercise of the warrants is exempt from registration under Section 4(2) of the Securities Act of 1933.  A total of 14 warrant holders have exercised, or indicated that they intend to exercise, their warrants.  Each of the warrant holders is an accredited investor, and the shares certificates issued upon exercise bear a restrictive transfer legend.

ITEM 8.01 – RELOCATION OF EXECUTIVE OFFICES

In order to consolidate our offices, we have relocated our executive offices from 299 Madison Avenue North, Suite C, Bainbridge Island, WA 98110, to our operations center at 487 Devon Park Drive, Suite 212, Wayne, PA 19087, effective February 1, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Commercial Television, Inc.

By:	/s/ Richard Ransom
Richard Ransom, Chief Financial Officer

Date:  February 2, 2011